EXHIBIT 10.4

DIADEM RESOURCES LTD.

330 BAY STREET, SUITE 830, TORONTO, ON M5H 2S8 CANADA

PHONE:  416-369-7217                                           FAX: 416-369-6088

E-Mail: paul carrol @ diademresources . com

Otish Resources Inc.

Suite 1000

355 Burrard Street

Vancouver, BC V6C 2G8

Attention: Stanley Ford

RE: Otish Mountain Diamond Project, Quebec. Canada.

Dear Sirs:

This letter constitutes an offer by Diadem Resources Ltd. ("Diadem") to option from your company (it being understood that identical offers are being made to other companies, each herein individually called a "Contributor" and collectively called the "Contributors"), those certain mining claims (the "Optioned Claims") in the Province of Quebec, Canada set forth in Schedule 1 annexed hereto on the terms hereinafter set forth.

1.  Acquisition Costs and Work Completed: Set forth in Schedule 1 annexed hereto is a complete listing of the Optioned Claims and the acquisition and staking costs applicable to each of the Optioned Claims and the value of the work performed by or on behalf of the Contributor in respect of the Optioned Claims, in each case up to the date of this letter. Such information has been provided to Diadem by the Contributor in respect of the Optioned Claims to be contributed by the Contributor. The amounts of the acquisition and staking costs and the value of work performed in respect of the Optioned Claims and any encumbrances affecting the Optioned Claims, including any royalties, also are as set forth in Schedule 1 and such info mo ion will be subject to verification by Diadem.

2.  Representations by Contributor: The Contributor represents, with respect to those Optioned Claims held and to be contributed by it as set forth in Schedule 1, that all statements made in Schedule 1, are true and accurate in all material respects. The Contributor further represents, with respect to the Optioned Claims held by it as set forth in Schedule 1, (1) that the Optioned Claims are in good standing under the applicable Quebec mining legislation and regulations, (ii) that all payments in respect of the Optioned Claims required to be made either to the Government of Quebec or Canada or any political subdivision thereof or to any other person or company have been made, (iii) that, as a result, the Optioned Claims shall continue to be in good standing until at least November 1, 2003 and (iv) that the Optioned Claims are free of all encumbrances, including royalties. All representations made herein by the Contributor will survive the completion of the acquisition of the Optioned Claims.

3.  Exploreco and Exploreco Share Capital: Diadem proposes to incorporate under the Canada Business Corporations Act a wholly-owned subsidiary ("Exploreco") which will be the entity to exercise the option herein contained. Exploreco will have the following authorized share capital:

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an unlimited number of Common Shares, to be wholly-owned by Diadem an unlimited number of Exchangeable Preferred Shares Series A ("Series A Shares")

an unlimited number of Exchangeable Preferred Shares Series B ("Series B Shares")

The Common Shares will be without par value, fully voting and fully participatory. The Series A Shares will have a par value of C$1.00 per share and will be non-voting, non dividend bearing and rank first against the assets of Exploreco. The Series B Shares also will have a par value of C$1.00 per share and will be non-voting, non dividend bearing and will rank pari passu with the Series A Shares against the assets of Exploreco. The Series A and Series B Shares will be exchangeable, at the option f either (i) Diadem or (ii) any of the holders of the Series A and Series B Shares, for common shares of Diadem, at any time after December 31, 2004 and up to December 31, 2006.  The basis of the exchange will be the par value of the Series A and Series B Shares divided by the weighted average price per Diadem common share, expressed as a decimal fraction, of the market value per share of the Diadem common shares during the 3 month period ended December 31, 2004.

4.  Acquisition of Optioned Claims: Diadem will have the right to cause Exploreco to acquire any or all of the Optioned Claims from the Contributor for aggregate consideration consisting of (a) the issue to the Contributor of a number of Series B Shares having a par value equal to the aggregate of (i) the respective acquisition and staking costs applicable to each of the Optioned Claims and (ii) the value of work performed by or on behalf of the Contributor In respect of the Optioned Claims, in each case up to the date of this letter and as set forth in Schedule 1; and (b) a gross royalty ("Royalty") of 2% of the net proceeds to Exploreco of the sale of any minerals or precious stones derived from a mine located on the Optioned Claims contributed by the Contributor as set forth in Schedule 1. Any royalty payable to a third party in respect of any of the Optioned Claims as set forth in Schedule 1 shall be netted out of the net proceeds to Exploreco in calculating any Royalty payable pursuant to paragraph 4(b) in respect of such Optioned Claims. If Diadem elects to acquire Optioned Claims from the Contributor it shall acquire all, not part only, of the Optioned Claims held by the Contributor alone or in joint venture with any other person as disclosed in Schedule 1. However, if any of the Optioned Claims are held in joint venture with any other person, Diadem shall have no responsibility to enquire into the relative percentage interests of those persons or any underlying arrangement between them and any Series B Shares shall be issued in their joint names and any royalty payments shall be paid to them jointly. Diadem shall exercise the option herein not later than July 31, 2003 and, if exercised, the option will be closed not later than August 29, 2003. On or before closing, the Contributor will supply Exploreco with all technical data and maps in its possession or under its control relating to the Optioned Claims as well as all till samples and core, and will allow Exploreco to have access to its executives and consultants to review past activity on or in respect of the Optioned Claims.

5.  Mine Construction; Repurchase of Royalties: If Diadem or Exporeco decides to place one or more diamond or other mines (individually, a "Mine") into commercial production on any of the Optioned Claims it shall have the right to acquire the Royalty applicable to that Mine from the Contributor (i) at any time up to 90 days after completion of a bankable feasibility study for such Mine in consideration of the payment to the Contributor of the sum of C$1,500,000 in cash or (ii) thereafter at any time up to 12 months after commencement of commercial production from that Rhine in consideration of the payment to the Contributor of the sum of C$2,500,000 in cash.

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6.  Exploration of Claims: It would be the intention of Exploreco to review all geological data for each claim group, especially in light of activity of other companies in the area such as Ashton Mining, Dios Exploration and Majescor. We plan to utilize the services of Lee Barker in association with Roscoe Postle Associates Inc. to assist us in formulating programs and budgets. After a review of all technical data we would anticipate plotting all anomalies on topographical maps and identifying targets which can then be ranked and prioritized for field exploration and possible till sampling.

7.  Budgets and Funding: We have developed a very preliminary budget in the range of C$1.0 to C$1.5 million for carrying out this work, commencing in August, 2003. For this purpose we may utilize Series A Shares to raise flow-through share funding for Exploreco.

8.  Rights of Exploreco:  Exploreco shall have the complete carriage of exploration of the Optioned Claims, the development of any damond or other mine, the construction and financing of any. mine and the marketing of any minerals or precious stones de-lived there rorn. Without limithg the foregoing, Exploreco ,may drop any of the Optioned Claims in its discretion; provided that if it intends to drop any of the Optioned Clams prior to December 31, 2003 it shall first advise the Contributor and offer the Optioned Claims back to the Contributor at the original cost thereof to Exploreco. In such case, if the Contributor accepts the offer and re-acquires such Optioned Claims it shall acquire them together with any work performed by Exploreco on such Optioned Claims and the related Series B Shares would be cancelled as would any related Royalty granted to the Contributor.

9.  Additional Claims: Exploreco shall have the right to acquire any additional claims in the area of the Optioned Claims, or elsewhere, at its cost. If the Contributor shall acquire or have the right to acquire or have any interest in any additional claims within a radius of 100 km ("Exclusive Area") of the Renard 65 kimberlite discovery of the Ashton-Soquem joint venture, the Contributor shall first offer to Exploreco the right to acquire such additional claims at the Contributor's cost.

If this proposal is acceptable, please sign and return a copy of this letter.

Yours very truly,

The foregoing is hereby agreed

DIADEM RESOURCES LTD.

OTISH RESOURCES INC.

/s/   Paul A. Carroll

/s/   Stanley Ford

Paul A. Carroll

Stanley Ford

President and CEO

President